Exhibit 3.1.69

ARTICLES OF RESTATEMENT

OF

TOTAL DEBT MANAGEMENT, INC.

To the Secretary of State

State of Georgia

Pursuant to the provisions of the Georgia Business Corporation Code, the corporation hereinafter named (the “corporation”) does hereby adopt the following Articles of Restatement.

1.  The name of the corporation is Total Debt Management, Inc.

2.  The Articles of Incorporation as hereby amended is attached hereto as Exhibit A and made a part hereof.

3.  The restatement herein provided for contains an amendment requiring shareholder approval.

4.  The Articles of Incorporation are hereby amended and restated as set forth in Exhibit A and made a part hereof.

5.  The amendments and the restatement herein provided for were duly adopted by the sole shareholder and the Board of Directors of the corporation on March 10, 2010 in accordance with the provisions of Sections 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code.

6.  The effective time and date of these Articles of Restatement shall be upon filing with the Secretary of State.

Executed on March 10, 2010

/s/ Joshua Gindin
Joshua Gindin
Secretary

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TOTAL DEBT MANAGEMENT, INC.

Total Debt Management, Inc., a corporation organized and existing under and by virtue of the Georgia Business Corporation Code of the State of Georgia, does hereby certify as follows:

FIRST:  The name of the corporation (hereinafter called the “corporation”) is Total Debt Management, Inc.

SECOND:  The number of shares which the corporation is authorized to issue is 50,000, all of which are of no par value and are of the same class and are Common shares.

THIRD:  The street address and the county of the registered office of the corporation in the State of Georgia are 1201 Peachtree Street, N.E., Atlanta, Georgia 30361, Fulton County.

The name of the registered agent of the corporation at the said registered office is C T Corporation System.

FIFTH:  The mailing address of the principal office of the corporation, if different from the  registered office, is:  6356 Corley Road, Norcrosss, Georgia 30071.

SIXTH:  The purposes for which the corporation is organized are as follows:  To engage in any lawful business as provided by the Georgia Business Corporation Code.

SEVENTH:  No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

EIGHTH:  The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended and supplemented.

NINTH:  Action required or permitted by the provisions of the Georgia Business Corporation Code to be taken at a shareholders’ meeting may be taken without a meeting in accordance with the provisions of Section 14-2-704 of the Georgia Business Corporation Code if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.

TENTH:  In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent.

ELEVENTH:  The duration of the corporation shall be perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Articles of Incorporation this 10th day of March, 2010.

TOTAL DEBT MANAGEMENT, INC.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary